THIS AMENDED AND RESTATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

AMENDED AND RESTATED PROMISSORY NOTE

U.S. $750,000.00    January 17, 2025

FOR VALUE RECEIVED, NexPoint SFR Operating Partnership, L.P., having an address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 (the “Maker”), hereby promises to pay to the order of NREF OP IV REIT Sub, LLC (“Holder”), at its address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 or such other address as it may designate, the principal sum of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00), or such amount as has been advanced, up to the Maximum Principal Amount (as defined below and with such Advances (as defined below) reflected on Schedule A hereto), and is then outstanding under this Note, together with interest from the Note Date or the date of such Advance on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.
This Note amends and restates in its entirety that certain Promissory Note dated as of July 10, 2024 executed by Maker in favor of NexPoint Real Estate Finance, Inc. in a maximum principal amount of $5,000,000 (the “Original Note”) to correct the holder of the Original Note to be the party that funded such note and is not intended to create any new indebtedness or to constitute a novation of Maker’s obligations under the Original Note.
1.Interest. Interest is payable quarterly in arrears on January 1, April 1, July 1 and October 1, commencing October 1, 2024, on said principal sum or such amount as has been advanced from the date such amount has been advanced at a rate of 3.0% per annum, until payment of said principal sum or such amount as has been advanced has been made or duly provided for. Additionally, interest on the principal sum or such amount as has been advanced from the date such amount has been advanced is payable at a rate of 12% per annum on the Maturity Date. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period or the date of such advance to the applicable interest payment date.
2.Maximum Lawful Rate. It is the intent of Maker and Holder to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law. If Holder shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Note in the inverse order of its maturity and not to the payment of interest, or refunded to the Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the Holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.
3.Definitions.
(a)“Maximum Principal Amount” means $5,000,000.00
(b)“Note Date” means July 10, 2024.
(c)“Note” means this Amended and Restated Promissory Note dated January 17, 2025.
5.Payment At Maturity Date. Maker shall make a payment in full of principal and accrued and unpaid interest on the Maturity Date or Extended Maturity Date, as applicable. Notwithstanding the foregoing, Maker may make repayments from time to time in accordance with Section 7(b).
6.Maturity Date. The indebtedness evidenced hereby shall mature on July 10, 2025 (the “Maturity Date”). On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable. Notwithstanding the foregoing, Maker may elect to extend the Maturity Date to July 10, 2026 (the “Extended Maturity Date”) by providing written notice to Holder one (1) month in advance of the original Maturity Date (or such shorter period as agreed by Holder in its sole discretion). On the Extended Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.
7.Advances.
(a)Maker may, from time to time, request a loan, advance, or other extension of credit (each an “Advance”) by Holder in favor of Maker up to the Maximum Principal Amount. Notwithstanding the foregoing, at no time shall Holder be under any obligation to make any Advance to Maker. For the avoidance of doubt, Holder may, in its sole discretion, refuse to make any Advance to Maker without incurring any liability due to such refusal and without affecting Maker’s liability under this Note and all amounts advanced under this Note.
(b)Maker may, from time to time, repay any Advance and re-request any previously repaid Advances.
(c)Maker may, from time to time, request an Advance hereunder, subject to the following:
(i) Maker shall deliver in each such request in writing to Holder at least one (1) business day prior to the proposed effective date of the requested Advance (or such shorter period as agreed to by Holder in its sole discretion) and (ii) after giving effect to the requested Advance, the aggregate unpaid principal amount of Advances outstanding under this Note shall not exceed the Maximum Principal Amount.
(d)The amount and funding date of each Advance and the amount and repayment thereof shall be noted on Schedule A, which shall be conclusive evidence of the foregoing, absent manifest error.
8.General Provisions.

Maker has delivered this Note as of the day and year first set forth above.
MAKER:

NEXPOINT SFR OPERATING PARTNERSHIP, L.P.

By:    /s/ Paul Richards     Name: Paul Richards
Title:    President, Secretary and Treasurer

[Promissory Note]

SCHEDULE A
Advances
The initial principal amount of this Note is SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000). The following increases or decreases in the principal balance outstanding under this Note have been made:

Date of increase/decrease	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount outstanding under this Note following such decrease or increase	Signature of authorized signatory of Holder

[Schedule A to Promissory Note]